EX-99.5






                            INTERSTATE POWER COMPANY
                          SUPPLEMENTAL RETIREMENT PLAN
                             AS AMENDED AND RESTATED
                                DECEMBER 9, 1997

                            INTERSTATE POWER COMPANY
                          SUPPLEMENTAL RETIREMENT PLAN
                             AS AMENDED AND RESTATED


                                Table of Contents


                                                                Page


   ARTICLE I - INTRODUCTION  . . . . . . . . . . . . . . . . . . . 1
        1.1       Purpose  . . . . . . . . . . . . . . . . . . . . 1

   ARTICLE II - DEFINITIONS  . . . . . . . . . . . . . . . . . . . 2
        2.1       Accrued Benefit  . . . . . . . . . . . . . . . . 2
        2.2       Board or Board of Directors  . . . . . . . . . . 2
        2.2.5     Change in Control  . . . . . . . . . . . . . . . 2
        2.3       Code . . . . . . . . . . . . . . . . . . . . . . 3
        2.4       Compensation . . . . . . . . . . . . . . . . . . 3
        2.5       Early Retirement Date  . . . . . . . . . . . . . 3
        2.6       Effective Date . . . . . . . . . . . . . . . . . 3
        2.7       Employer . . . . . . . . . . . . . . . . . . . . 4
        2.8       Normal Retirement Date . . . . . . . . . . . . . 4
        2.9       Officer  . . . . . . . . . . . . . . . . . . . . 4
        2.9.5     Participant  . . . . . . . . . . . . . . . . . . 4
        2.10      Plan . . . . . . . . . . . . . . . . . . . . . . 4
        2.11      Plan Administrator . . . . . . . . . . . . . . . 4
        2.12      Plan Year  . . . . . . . . . . . . . . . . . . . 4
        2.12.5    Re-entry Date  . . . . . . . . . . . . . . . . . 4
        2.13      Retirement Plan  . . . . . . . . . . . . . . . . 4
        2.14      Social Security Benefit  . . . . . . . . . . . . 4
        2.15      Spouse . . . . . . . . . . . . . . . . . . . . . 5
        2.16      Trust  . . . . . . . . . . . . . . . . . . . . . 5
        2.17      Trust Fund . . . . . . . . . . . . . . . . . . . 5
        2.18      Trustee  . . . . . . . . . . . . . . . . . . . . 5
        2.19      Year(s) of Benefit Service . . . . . . . . . . . 5

   ARTICLE III - PARTICIPATION . . . . . . . . . . . . . . . . . . 6
        3.1       Participation  . . . . . . . . . . . . . . . . . 6
        3.2       Death  . . . . . . . . . . . . . . . . . . . . . 6

   ARTICLE IV - CONTRIBUTIONS  . . . . . . . . . . . . . . . . . . 7
        4.1       Employer Contributions . . . . . . . . . . . . . 7
        4.2       Change in Control  . . . . . . . . . . . . . . . 7
        4.3       Binding Effect on Successor  . . . . . . . . . . 7

   ARTICLE V - BENEFITS  . . . . . . . . . . . . . . . . . . . . . 8
        5.1       Normal Retirement Pension  . . . . . . . . . . . 8
        5.2       Early Retirement Pension . . . . . . . . . . . . 8
        5.3       Prior Employer's Plan  . . . . . . . . . . . . . 9
        5.4       Form of Payment  . . . . . . . . . . . . . . . . 9
        5.5       Suspension of Benefits . . . . . . . . . . . .  10
        5.6       Termination for Cause  . . . . . . . . . . . .  10
        5.7       Surviving Spouse Benefits  . . . . . . . . . .  11
        5.8       Claims Procedure . . . . . . . . . . . . . . .  11
        5.9       Forfeiture of Benefits . . . . . . . . . . . .  13

   ARTICLE VI - ADMINISTRATION OF PLAN . . . . . . . . . . . . .  14
        6.1       Administration . . . . . . . . . . . . . . . .  14
        6.2       Records  . . . . . . . . . . . . . . . . . . .  15
        6.3       Information Available  . . . . . . . . . . . .  15
        6.4       Expenses . . . . . . . . . . . . . . . . . . .  15

   ARTICLE VII - AMENDMENT AND TERMINATION . . . . . . . . . . .  16
        7.1       Right to Amend or Terminate Plan . . . . . . .  16
        7.2       Amendments . . . . . . . . . . . . . . . . . .  16

   ARTICLE VIII - MISCELLANEOUS PROVISIONS . . . . . . . . . . .  17
        8.1       No Employment Rights . . . . . . . . . . . . .  17
        8.2       Non-alienability . . . . . . . . . . . . . . .  17
        8.3       Facility of Payment  . . . . . . . . . . . . .  17
        8.4       Severability . . . . . . . . . . . . . . . . .  17
        8.5       Headings . . . . . . . . . . . . . . . . . . .  17
        8.6       Number and Gender  . . . . . . . . . . . . . .  18
        8.7       Governing Law  . . . . . . . . . . . . . . . .  18

                            INTERSTATE POWER COMPANY
                          SUPPLEMENTAL RETIREMENT PLAN
                             AS AMENDED AND RESTATED

                            ARTICLE I - INTRODUCTION

   1.1  Purpose

        Interstate Power Company ("Employer"), is establishing the Supplemental Retirement Plan ("Plan") for the purpose of providing defined benefit retirement income supplement for the officers of the Employer. The Plan has been designed as, and is intended to be, an unfunded plan for purposes of the Employee Retirement Income Security Act of 1974, as amended, except as otherwise specifically provided under the terms of this Plan. The Plan has also been designed as, and is intended to be, a non-qualified plan for purposes of Section 401 of the Internal Revenue Code of 1986, as amended. The Plan shall be effective April 30, 1990 as amended and restated December 9, 1997.


                            ARTICLE II - DEFINITIONS


   Capitalized terms as described in this Article II shall have the meanings as described herein unless a different meaning is clearly required by the context of the Plan.

   2.1 Accrued Benefit shall mean the retirement benefit that the Officer would receive upon such Officer's Normal Retirement Date, as provided in Section 5.1.

   2.2 Board or Board of Directors shall mean the Board of Directors of the Employer.

   2.2.5 Change in Control of the Employer shall have the following meaning and shall be deemed to have occurred if:

                  (i) any Person is or becomes the Beneficial Owner (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act")), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company) representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities; or

                  (ii) during any period of twenty-four (24) consecutive months (not including any period prior to November 1, 1995), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this definition or any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or

                  (iii) the shareholders of the Company approve a reorganization, merger or consolidation, other than a reorganization, merger or consolidation with respect to which all or substantially all of the individuals and entities who were Beneficial Owners, immediately prior to such reorganization, merger or consolidation, of the combined voting owner of the Company's then outstanding securities beneficially own, directly or indirectly, immediately after such reorganization, merger or consolidation, more then seventy-five percent (75%) of the combined voting power of the securities of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their respective ownership, immediately prior to such reorganization, merger or consolidation, of the combined voting owner of the Company's securities; or

                  (iv) the shareholders of the Company approve (a) the sale or disposition by the Company (other than to a subsidiary of the Company) of all or substantially all of the assets of the Company (or any such sale or disposition is effected through condemnation proceedings), or (b) a complete liquidation or dissolution of the Company.

             Notwithstanding the foregoing, a Change in Control shall not include any event, circumstance or transaction which results from the action (excluding the Executive's employment activities with the Company or any of its affiliates) of any Person or group of Persons which includes, is directly affiliated with or is wholly or partly controlled by one or more executive officers of the Company and in which the Executive actively participates.

   2.3 Code shall mean the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

   2.4 Compensation shall mean the Officer's highest consecutive twelve (12) months of compensation, consisting of amounts which are actually paid to the Officer during the calendar year, including salary deferrals to any qualified plan sponsored by the Employer, but excluding any nonqualified plan deferrals, expense reimbursements and taxable employee benefits. Bonus Awards shall not be treated as compensation for purposes of the Plan.

   2.5 Early Retirement Date shall mean the first day of the month on or after the Officer reaches age fifty-five (55).

   2.6 Effective Date shall mean April 30, 1990 as amended and restated December 9, 1997.

   2.7 Employer shall mean Interstate Power Company. This will also include any successor corporation or firm of the Employer which shall, by written agreement, assume the obligations of this Plan.

   2.8 Normal Retirement Date shall mean the date that the Officer reaches age sixty-five (65).

   2.9 Officer shall mean an employee of the Employer who is determined by the Employer to be eligible to participate in this Plan. Notwithstanding anything contained herein to the contrary, the term "Officer" shall include any employee who is an assistant officer.

   2.9.5 Participant shall mean an officer or former Officer of Employer who has been determined by the Employer eligible to participate in the Plan or who has entered into the Plan. See 3.1.

   2.10 Plan shall mean this Interstate Power Company Supplemental Retirement Plan, as set forth herein or in any amendments hereto.

   2.11 Plan Administrator shall mean the Employer or the individual or committee duly appointed or duly authorized by the Employer or by the Board of Directors to administer the terms of the Plan.

   2.12 Plan Year shall mean the twelve (12) consecutive month period beginning with January 1 and ending December 31.

   2.12.5 Re-entry Date shall mean the date a former active Officer re-enters the plan.

   2.13 Retirement Plan shall mean the plan sponsored by the Employer, known as the Interstate Power Company Retirement Income Plan, which is qualified under Section 401 and 501 of the Code.

   2.14 Social Security Benefit shall mean the maximum benefit that the Officer is eligible to receive from Social Security:

             (a) at age sixty-two (62), if the Officer retires at age Sixty-two (62); or

             (b) on the date that the Officer retires, if the Officer retires after age sixty-two (62); or

             (c) at age sixty-two (62), assuming that the Officer continues to earn zero Compensation from the date of Retirement until the Officer reaches age sixty-two (62), if the Officer retires before age sixty-two (62).

   2.15 Spouse shall mean a person to whom the Officer was legally married on the date of the Officer's death.

   2.16 Trust shall mean the agreement of trust, called Interstate Power Company Irrevocable Trust Agreement, 1990, between the Interstate Power Company and the trustee established for the purpose of holding the assets of the Trust Fund under the provisions of this Plan and any other trust established by the Company to provide any benefits under this Plan.

   2.17 Trust Fund shall mean the total funds held under the Trust for purpose of providing benefits for the Participants. These funds result from a transfer of general assets of the Employer made under the Plan which are forwarded to the Trustee to be deposited in the Trust Fund. In the event of the Employer's insolvency, assets in the trust Fund are subject to the claims of the Employer's general creditors.

   2.18           Trustee shall mean the trustee or trustees under the Trust.
             The term Trustee as it is used in this Plan is deemed to include the plural unless the context clearly indicates otherwise.

   2.19 Year(s) of Benefit Service shall mean an Officer's total period of service as an employee of the Employer, beginning with such Officer's employment commencement date expressed in years and months, including fractions of years, and ending on the date that the employee's employment with the Employer is terminated. For purposes of this Section 2.19 any part of a month shall be deemed to be a whole month. "Years of Benefit Service" shall include years (and fractions of years) for which an Officer has received payments pursuant to an individual Severance Agreement between the Officer and the Company.

                           ARTICLE III - PARTICIPATION


   3.1            Participation.

             The only employees eligible to participate in this plan are Officers. Participation in the Plan shall commence upon the notification to the Officer by the Employer of such Officer's eligibility to participate in this Plan and upon the Officer's entry into this Plan. The Employer shall determine the Officer's entry date into this Plan. See 5.5 Suspension of Benefits.

   3.2            Death.

             If an Officer dies while actively employed by the Employer, a benefit shall be payable under this Plan. The benefit shall be payable as provided in Section 5.7. See 5.5 Suspension of Benefits.

                           ARTICLE IV - CONTRIBUTIONS


   4.1            Employer Contributions.

             (a)  All contributions under this Plan are made by the Employer.

             (b) In establishing this Plan and the Trust, the Employer agrees and undertakes to make the Trust Fund subject to the claims of the Employer's general creditors. The right of any Participant to payment of benefits from the Employer's general assets shall be no greater than that of any other general unsecured creditor of the Employer.

   4.2            Change in Control, Funding.

             In the event that a change in control of the Employer occurs or in the event of a change in the ownership of all or substantially all of the assets of the Employer occurs as defined in Section 2.2.5 this Plan shall become funded upon the date that the Securities and Exchange Commission is notified of such change. The amount of such funding shall be equal to the present value of the Officer's Accrued Benefit (See Definition 2.1) based upon 7% interest per annum and the 1983 Group Annuity Mortality Table for males. All Plan participants shall become one hundred percent (100%) vested in their Accrued Benefit. Funding under this Section 4.2 shall be effective through contributions to a "Rabbi Trust" to be established by the Company.

   4.3            Binding Effect on Successor.

             The Plan shall be binding upon and inure to the benefit of any successor to the Employer or its business as the result of merger, consolidation, reorganization, transfer of assets or otherwise and any subsequent successor thereto. In no event shall such merger, consolidation, reorganization, transfer of assets or other similar transaction suspend or delay the rights of any Participant to receive benefits hereunder.

                              ARTICLE V - BENEFITS


   5.1            Normal Retirement Pension.

             (a) An Officer shall be eligible for a normal retirement pension under this Section 5.1 if the Officer terminates service with the Employer on or after such Officer's Normal Retirement Date.

             (b) An Officer's monthly normal retirement pension is based upon one twelfth (1/12th) of the following formula, based on a single life annuity:

                       three and three-fourths percent (3-3/4%) multiplied by Years of Benefit Service (not in excess of 20) multiplied by Compensation minus the Officer's annual accrued benefit from the Retirement Plan payable as a single life annuity, any other employer's annual retirement pension and the Officer's annual Social Security Benefit.

   5.2            Early Retirement Pension.

             (a) If the Officer terminates service with the Employer on or after such Officer's Early Retirement Date, the Officer shall receive an early retirement pension or a normal retirement pension as provided under this Section 5.2. If the Officer terminates service with the Employer before such Officer's Early Retirement Date, no benefits will be payable to such Officer under this Plan.

             (b) An Officer's monthly early retirement pension is based upon one twelfth (1/12th) of the following formula, based upon a single life annuity:

                       three and three-fourths percent (3-3/4%) multiplied by Years of Benefit Service (not in excess of 20 and determined on the date that the Officer terminates service with the Employer) multiplied by Compensation (determined on the date that the Officer terminates service with the Employer) minus the Officer's annual accrued benefit from the Retirement Plan payable as a single life annuity, any other employer's annual retirement pension and the Officer's annual Social Security Benefit.

             (c) If the Officer commences benefit on his Early Retirement Date, the Officer will receive the following percentage of such Officer's pension:

         Age When Benefits Begin               Percentage of Benefit Received

                  65                            100.00%
                  64                             97.50%*
                  63                             95.00%*
                  62                             92.50%*
                  61                             90.00%
                  60                             80.00%
                  59                             70.00%
                  58                             60.00%
                  57                             50.00%
                  56                             40.00%
                  55                             30.00%


             *    These percentages are subject to subsection (d) below.

             (d) Notwithstanding anything contained in this Plan to the contrary, if the Officer commences benefits on or after age sixty-two (62) with thirty-five (35) or more Years of Benefit Service with the Employer, the Officer may retire and qualify for 100% of the Officer's benefit under this Plan.

   5.3       Prior Employer's Plan.

             If the Officer is eligible to receive a benefit from a previous employer's defined benefit retirement plan, the Officer's benefit under this Plan shall be reduced. The amount of the reduction is equal to the monthly pension benefit the Officer earned from the prior employer's plan payable as a single life annuity at such Officer's retirement date.

   5.4            Form of Payment.

             (a) Benefits under this Plan shall be paid on the Officer's Normal Retirement Date or Early Retirement Date in the form selected by the Officer. The forms of payments which are available for selection under this Plan are the same options which are available under the Retirement Plan, as provided in subsection (b) below. The Officer may choose a different form of payment under this Plan from the form selected under the Retirement Plan.

             (b) The optional forms of retirement benefit for the benefit derived from the Officer's Accrued Benefit shall be the following:

                  (i)            a straight life annuity;

                  (ii)           a straight life annuity with Social Security
                            adjustment option;

                  (iii)          single life annuities with period certain of
                            five (5), ten (10) or fifteen (15) years; and

                  (iv)           survivorship life annuities with
                            survivorship percentages of 50, 66 2/3 or 100.

             The benefit payable under any optional annuity form (except for subsection (ii) and the normal form of payment under the retirement Plan) shall be the actuarial equivalent (as defined in the Retirement Plan) of the normal form of payment under the Retirement Plan.

   5.5       Suspension of Benefits.

             If the Officer terminates service with the Employer and is rehired after commencement of benefits but prior to attaining age sixty-five (65), payment of benefits under this Plan shall cease. Payment of benefits under this Plan shall resume when the Officer again terminates service with the Employer.

   5.6       Termination for Cause.

             If the Officer is terminated for cause, the Officer will not receive any benefits under this Plan. Termination for cause shall be determined by the Board of Directors and will include, but shall not be limited to:

             (a)  embezzlement of Employer funds;

             (b)  fraud; and

             (c)  acts which cause harm to the Employer or its reputation.

   5.7            Surviving Spouse Benefits.

             (a) If the Officer is unmarried and dies prior to retirement, no benefits are payable under this Plan. If the Officer is married and dies prior to retirement, the Officer's Spouse will receive a pre-retirement survivor annuity.

             (b) The Spouse shall receive a lifetime monthly pension equal to the percent from the table below of the Officer's Accrued Benefit:


                                            Percentage of Benefit
               Age at Time of Death           Spouses Receives

                  64                                 48%
                  63                                 46%
                  62                                 44%
                  61                                 42%
                  60                                 40%
                  59                                 38%
                  58                                 36%
                  57                                 34%
                  56                                 32%
                  55 and under                       30%


             (c) If the Officer dies after such Officer's Early Retirement Date, the pension amount is determined as if the Officer retired on such Officer's date of death. The Spouse commences payments as of the Officer's date of death.

             (d) If the Officer dies before such Officer's Early Retirement Date, the pension amount is determined as if the Officer terminated service with the Employer on the date of death. The Spouse shall commence payments on the earliest date that the Officer was eligible to retire.

             (e) If the Officer dies after the Officer retired and commenced payments, the death benefit payable will be based on the form of payment selected by the Officer.

   5.8            Claims Procedure.


             (a)  Filing a Claim.

                  Any Officer or Spouse may file a written claim for a Plan benefit with the Plan Administraton.

             (b)  Notice of Denial of Claim.

                  In the event of a denial or limitation of any benefit or payment due to a claimant, the claimant shall be given a written notification containing specific reasons for the denial or limitation of such claimant's benefit. The written notification shall contain specific reference to the pertinent Plan provisions on which the denial or limitation of his benefit is based. In addition, it shall contain a description of any other material or information necessary for the claimant to perfect a claim and an explanation of why such material or information is necessary. The notification shall further provide appropriate information as to the steps to be taken if the claimant wishes to submit the claim for review. This written notification shall be given to a claimant within ninety (90) days after receipt of the claim by the Plan Administrator unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of said ninety (90) day period, and such notice shall indicate the special circumstances which make the postponement appropriate.

             (c)  Right of Review.

                  In the event of a denial or limitation of his benefit, the claimant shall be permitted to review pertinent documents and to submit to the Plan Administrator issues and comments in writing. In addition, the claimant may make a written request for a full and fair review of the claim and its denial by the Plan Administrator, provided, however, that such written request is received by the Plan Administrator within sixty (60) days after receipt by the claimant of written notification of the denial or limitation of the claim. The sixty (60) day requirement may be waived by the Plan Administrator in appropriate cases.

             (d)  Decision on Review.

                  A decision shall be rendered by the Plan Administrator within sixty (60) days after the receipt of the request for review, provided that where special circumstances require an extension of time for processing the decision, it may be postponed with written notice to the claimant (prior to the expiration of the initial sixty (60) day period) for an additional sixty (60) days, but in no event shall the decision be rendered more than one hundred twenty (120) days after the receipt of such request for review. Any decision by the Plan Administrator shall be furnished to the claimant in writing and shall set forth the specific reason for the decision and the specific Plan provisions on which the decision is based.

             (e)  Court Action.

                  No Officer or Spouse shall have the right to seek judicial review of a denial of benefits or to bring any action in any court to enforce a claim for benefits prior to filing a claim for benefits or exhausting the rights to review under this Section 5.8.

   5.9            Forfeiture of Benefits.

             Upon the occurrence of the following events, the Officer's benefits under this Plan shall be forfeited and no benefits shall be payable to the Officer under this Plan:

             (a)  as provided in Sections 3.2, 5.2(a), 5.6, and 5.7(a);

             (b) if the Plan terminates, no further benefits shall be accrued under this Plan. The Officer's Accrued Benefit under this Plan shall be the benefit accrued as of the date the Plan is terminated;

             (c) if the Officer terminates service with the Employer and begins employment with an employer which the Board of Directors determines to be a competitor of the Employer or with any employer in the utility industry. This limitation does not, however, apply to successors and assigns of Employer.

                       ARTICLE VI - ADMINISTRATION OF PLAN

   6.1            Administration.

             (a) Subject to this Article VI, the Plan administrator has complete control of the administration of the Plan. The Plan Administrator has all the powers necessary to properly carry out its administrative duties. Not in limitation, but in amplification of the foregoing, the Plan Administrator has the power in its sole and complete discretion to construe the terms of the Plan, to interpret and resolve any ambiguity which may arise under the Plan and all questions which may arise under the Plan, including questions relating to the eligibility of officers to participate in the Plan and the amount of benefit to which any Participant may become entitled. The Plan Administrator's decisions upon all matters within the scope of its authority shall be final.

             (b) Unless otherwise set out in the Plan, the Plan Administrator may delegate recordkeeping and other duties which are necessary to assist it with the administration of the Plan to any person or firm which agrees to accept such duties. The Plan Administrator shall be entitled to rely upon all tables, valuations, certificates and reports furnished by the consultant or actuary appointed by the Plan Administrator and upon all opinions given by any counsel selected or approved by the Plan Administrator.

             (c) The Plan Administrator shall receive all claims for benefits by Participants or former Participants. The Plan Administrator shall determine all facts necessary to establish the right of any claimant to benefits and the amount of those benefits under the provisions of the Plan. The Plan Administrator may establish rules and procedures to be followed by claimants in filing claims for benefits, in furnishing and verifying proof necessary to determine age, and in any other matters required to administer the Plan

   6.2            Records.

             (a) All acts and determination of the Plan Administrator shall be duly recorded. All these records, together with other documents necessary for the administration of the Plan, shall be preserved in the Plan Administrator's custody.

             (b) Writing (handwriting, typing, printing), photo-stating, photographing, microfilming, magnetic impulse, mechanical or electrical recording or other forms of data compilation shall be acceptable means of keeping records.

   6.3       Information Available.

             Any participant in the Plan may examine copies of this Plan.
             The Plan Administrator shall maintain the Plan in its office, or in such other place or places as it may designate. The Plan may be examined during reasonable business hours. Upon the written request of a Participant receiving benefits under the Plan, the Plan Administrator shall furnish such Participant with a copy of the Plan.

   6.4       Expenses.

             The Employer shall pay all expenses of administering the Plan.

                     ARTICLE VII - AMENDMENT AND TERMINATION

   7.1            Right to Amend or Terminate Plan.

             While the Employer intends to maintain this Plan indefinitely, the Employer, through the action of the Board of Directors, reserves the right to amend and/or terminate this Plan at any time for whatever reason it may deem appropriate; provided, however, that any such amendment and/or termination adopted by the Board of Directors or otherwise after the occurrence of any Change in Control shall not be effective against any Participant participating in this Plan on the date of any such Change in Control if such amendment and/or termination would have any adverse effect on the benefit rights and/or entitlements, accrued or potential, of such Participant, when compared to any such benefit rights and/or entitlements as the same existed immediately prior to the adoption of any such amendment and/or termination of this Plan, without the prior express written consent of any such adversely effected Participant.

   7.2            Amendments.

             No amendment to this Plan may be made except by action of a simple majority of the Board of Directors.

                     ARTICLE VIII - MISCELLANEOUS PROVISIONS


   8.1            No Employment Rights.

             Nothing contained in this Plan shall be construed as a contract of employment between the Employer and any Officer or as a right of any Officer to be continued in employment or as a limitation on the right of any Employer to discharge any of its Officers with or without cause.

   8.2            Non-alienability.

             The rights of an Officer to the payment of benefits under this Plan shall not be assigned, transferred, pledged or encumbered, or be subject in any manner to alienation or anticipation.

   8.3       Facility of Payment.

             Any amounts payable under this Plan to any person under a legal disability or who, in the judgment of the Employer, is unable to properly manage his financial affairs may be paid to the legal representative of such person or may be applied for the benefit of such person in any manner which the Employer may select.

   8.4       Severability.

             Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan shall be held to be prohibited by or invalid under applicable law, then such provision shall be deemed to be amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and all other provisions of the Plan shall remain in full force and effect. Such provision shall be deemed to have been drafted in such manner on the Effective Date.

   8.5       Headings.

             The headings are for convenience of reference only. In the event of a conflict between a heading and the content of a section, the content of the section shall control.

   8.6       Number and Gender.

             The masculine pronoun used herein shall include the feminine pronoun and the singular number shall include the plural number unless the context of this Plan requires otherwise.

   8.7       Governing Law.

             The provisions of this Plan shall be interpreted in accordance with the laws of the State of Delaware.



   IN WITNESS WHEREOF, the Employer has caused its corporate seal to be hereunto affixed and has caused its name to be signed hereto by the person duly authorized below, pursuant to the authority of the Board of Directors, to be effective as first above written, on this 9th day of December, 1997.




                                      INTERSTATE POWER COMPANY



                                      By:  / s /  Michael R. Chase
                                             ( Michael R. Chase )

                                      Title:       President & CEO




   (Corporate Seal)

   Attest:


   / s /  Joseph C. McGowan
   ( Joseph C. McGowan )
   Secretary